Exhibit 99.1

Consolidated Financial Statements and Report of Independent Certified Public Accountants

SRR Holdings, Inc. and Subsidiaries

December 31, 2025 and 2024

GRANT THORNTON LLP
1320 Main St., Suite 500
Columbia, SC 29201

D +1 803 231 3100
F +1 803 231 3057

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
SRR Holdings, Inc.

Opinion
We have audited the consolidated financial statements of SRR Holdings, Inc. (a Delaware corporation) and subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion
We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

GT.COM

Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

GrantThornton

Auditor's responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Grant Thornton LLP

Columbia, South Carolina
May 6, 2026

SRR Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31, 2025 and 2024

000's except share and per share data	2025	2024

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,802	$1,516
Accounts receivable, net	34,517	34,448
Inventories	29,781	28,483
Prepaid expenses	3,701	2,417
Income taxes receivable	1,983	202
Total current assets	75,784	67,066

Property, plant and equipment, net	20,429	18,317
Right-of-use assets, finance leases, net	118	97
Right-of-use assets, operating leases, net	21,727	25,772
Investment in joint venture	1,373	1,787
Deferred tax assets	4,847	8,257
Intangible assets, net	58,725	66,743
Goodwill, net	11,685	11,685
Total assets	$194,688	$199,724

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$14,084	$14,217
Accrued liabilities	10,636	14,553
Current portion of long-term debt	42,029	6,228
Current portion of finance lease liability	47	35
Current portion of operating lease liability	3,785	3,547
Total current liabilities	70,581	38,580

NONCURRENT LIABILITIES
Long-term debt, less current maturities	33,298	77,650
Finance leases, less current maturities	64	64
Operating lease liability, less current maturities	19,509	23,599
Total liabilities	123,452	139,893

Commitments and contingencies (Notes 7 and 9)

SHAREHOLDERS' EQUITY
Capital stock:
Common stock, $0.01 par value; 1,000,000 shares authorized, 576,750 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	57,675	57,675
Accumulated other comprehensive loss	(40)	(68)
Retained earnings	13,595	2,218
Total shareholders’ equity	71,236	59,831
Total liabilities and shareholders’ equity	$194,688	$199,724

The accompanying notes are an integral part of these consolidated financial statements

SRR Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
Years ended December 31, 2025 and 2024

000's	2025	2024

Net sales	$265,023	$271,328
Cost of goods sold	198,532	210,835
Gross profit	66,491	60,493

Selling, general and administrative expenses	43,454	42,818

Operating income	23,037	17,675

Other expense
Interest expense	(7,899)	(9,502)
Equity in earnings of joint venture	52	355
Gain (loss) on disposal of fixed assets	31	(718)
Other expense, total	(7,816)	(9,865)

Earnings before income taxes	15,221	7,810
Income tax provision (benefit)	3,844	(5,010)
NET INCOME	$11,377	$12,820
Foreign currency translation adjustment	28	(8)
TOTAL COMPREHENSIVE INCOME	$11,405	$12,812

The accompanying notes are an integral part of these consolidated financial statements

SRR Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
Years ended December 31, 2025 and 2024
000's except share and per share data

			Additional	Accumulated other	Retained earnings
	Common Stock		Paid-in	comprehensive	(accumulated
	Shares	Amount	Capital	loss	deficit)	Total

Balance, December 31, 2023	576,750	$6	$57,675	$(60)	$(10,602)	$47,019

Net income					12,820	12,820

Foreign currency translation adjustment	-	-	-	(8)	-	(8)

Balance, December 31, 2024	576,750	$6	$57,675	$(68)	$2,218	$59,831

Net income					11,377	11,377

Foreign currency translation adjustment	-	-	-	28	-	28

Balance, December 31, 2025	576,750	$6	$57,675	$(40)	$13,595	$71,236

The accompanying notes are an integral part of these consolidated financial statements

SRR Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2025 and 2024

000's	2025	2024

Cash flows from operating activities:
Net income	$11,377	$12,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,949	3,032
Amortization of intangible assets	8,018	8,084
(Gain) loss on disposal of property, plant and equipment	(31)	718
Change in allowance for doubtful accounts	(61)	(73)
Amortization of deferred debt issue costs	481	471
Amortization of operating ROU asset	4,093	3,802
Equity in earnings of joint venture	(52)	(355)
Deferred income taxes	3,410	(8,280)
Changes in assets and liabilities:
Accounts receivable	(8)	(3,288)
Income taxes receivable	(1,781)	(44)
Inventories	(1,298)	114
Prepaid expenses	(1,284)	1,409
Accounts payable	(133)	415
Accrued liabilities, other current liabilities and other noncurrent liabilities	(7,772)	(6,560)

Net cash provided by operating activities	17,908	12,265

Cash flows from investing activities:
Purchases of property, plant and equipment	(5,068)	(3,851)
Proceeds from the sale of property, plant and equipment	38	294
Distributions from joint venture	239	-
Equity repayment/(investment) in joint venture	227	(414)
Net cash used in investing activities	(4,564)	(3,971)

Cash flows from financing activities:
Payment of debt issuance costs	-	(22)
Repayments on term loan	(9,032)	(7,210)
Repayment of finance leases	(54)	(26)
Borrowings on revolving line of credit	24,916	59,188
Repayments on revolving line of credit	(24,916)	(59,188)
Net cash used in financing activities	(9,086)	(7,258)

Effect of exchange rate changes on cash, cash equivalents	28	(8)

Net change in cash and cash equivalents	4,286	1,028

Cash and cash equivalents, beginning of period	1,516	488

Cash and cash equivalents, end of period	$5,802	$1,516

Supplemental disclosure - Cash paid for interest	$7,435	$9,182

Supplemental disclosure - Cash paid for income taxes	$2,256	$3,312

Supplemental disclosure - Capital asset purchases in accounts payable	$-	$15

The accompanying notes are an integral part of these consolidated financial statements

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Business

SRR Holdings, Inc. and Subsidiaries (collectively, the “Company”) is a Delaware corporation. Through their wholly owned primary operating subsidiaries, the Company’s operations consist of the following:

•

Royston, LLC (“Royston”) - designing, manufacturing, selling, and installing convenience and grocery store equipment, including check stands, sales and customer service centers, preparation counters, coffee/beverage islands, beverage tower systems, heated food merchandising systems, counters and countertops, shelving and kiosks; and laboratory furniture and fume hoods sold under the Hamilton brand name; and

•	SignResource, LLC (“SignResource”) - designing, manufacturing, selling, installing and servicing outdoor signage, in-store sign solutions and related design elements; and

•	Southern CaseArts (“SCA”) - designing, manufacturing and selling refrigerated and heated display cases, refrigerated island merchandisers, self-service cases, and combination cases.

A summary of the Company’s significant accounting policies follows.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Royston, SignResource and SCA. All intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue using the five-step model prescribed by ASC 606, which requires us to: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, an entity satisfies a performance obligation.

A contract with a customer is identified when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are identified, the contract has commercial substance and collectability of consideration is probable.

The Company accepts returns or claims for goods having quality defects or for other reasons such as disagreements or improper delivery. When revenue is recorded, estimates of returns are made and recorded as a reduction of revenue.

Recognition of Material Performance Obligations

Product sales - This performance obligation is satisfied at a point in time when the control of the product passes to the customer. This is generally at a point in time upon shipment for product sales.

Project management services - Since the customer simultaneously receives and consumes the benefits throughout the process, this performance obligation is satisfied over the period of time the service is performed for the customer. There have been no significant contract assets or liabilities recorded as of December 31, 2025 and 2024.

Disaggregation of revenues - Timing of revenue recognition for the years ended December 31, 2025 and 2024 is shown below:

	2025	2024

Net sales transferred at a point in time	218,193	226,680
Net sales transferred over time	46,830	44,648
	$265,023	$271,328

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Fair Value of Financial Instruments

Because of their short maturities, the fair value of cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities are not materially different than their carrying amounts, as reported. The fair value of debt instruments is estimated to approximate carrying amounts since interest rates on these obligations adjust frequently and approximate the rates at which the Company could obtain similar financing at December 31, 2025 and 2024.

Cash and Cash Equivalents

For purposes of reporting the statements of cash flows, the Company considers all cash accounts and all highly liquid financial instruments purchased with an original maturity of three months or less to be cash and cash equivalents. Cash deposits are held in federally insured institutions.  Uninsured domestic held deposits as of December 31, 2025 and 2024 were $5,359 and $1,156, respectively, and China uninsured deposits were $105 and $0, respectively.

Management performs periodic evaluations of the relative credit standing of the financial institution and believes the risk of loss to be remote.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are initially recognized at their sales price. Accounts receivable are considered past due or delinquent when payment is not received within the credit terms extended to the customer. An allowance for estimated credit losses on accounts receivable is provided based on analysis of historical losses and recoveries. Receivables are written off when deemed to be uncollectible. Accounts receivable are net of an allowance for doubtful accounts of $234 and $295 as of December 31, 2025 and 2024, respectively. The Company does not charge interest or late fees on past due accounts and generally does not require collateral.

While the relative significance of any particular customer varies from period to period, the loss of, or significant curtailments of, purchases of goods and services by one or more of the Company’s significant customers at any time would adversely affect revenues and cash flows. The following table summarizes customers generating significant revenues for the Company for the years ended December 31, 2025 and 2024, as well as those representing a significant portion of the accounts receivable balances as of December 31, 2025 and 2024:

	2025	2025	2024	2024
Customer	Revenues	Accounts Receivable	Revenues	Accounts Receivable

Customer A	20%	16%	30%	52%
Customer B	13%	12%	12%	**
Customer C	11%	13%	*	**

* This customer did not have revenues in excess of 10% of the Company's total revenues in 2025.

** This customer did not have accounts receivable in excess of 10% of the Company's total accounts receivable balance.

Inventories

Inventories are valued at the lower of cost or net realizable value. Cost is determined on the basis of weighted average and first-in, first-out (FIFO) methods. The Company assesses inventory on hand periodically for slow moving, obsolete, or damaged product. The carrying value of the slow moving, obsolete, and damaged products are reduced to their estimated net realizable value.

Deferred Debt Issue Costs

Deferred debt issue costs are being amortized over the term of the underlying debt agreements using the effective interest method. Amortization expense of $481 and $471 for the years ended December 31, 2025 and 2024, respectively, is recognized in interest expense. As of December 31, 2025 and 2024, gross deferred debt issue costs were $3,619 and $3,619, respectively, and accumulated amortization was $3,249 and $2,768, respectively.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Estimated amortization expense for deferred debt issue costs for the next three years is as follows:

Amount

2026	318
2027	52
$370

Goodwill

Goodwill represents the excess of the cost of an acquired entity over the net amount assigned to assets acquired, including other identifiable intangible assets, and liabilities assumed in a business combination. Goodwill is not amortized; however, it is subject to review for impairment.  No impairment was recognized for the years ended December 31, 2025 and 2024.

Long-Lived Assets

The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recoverable. Intangible assets with definite lives, comprised primarily of trademarks, proprietary manufacturing processes, and customer relationships, are amortized over their estimated useful lives and evaluated for impairment consistent with other long-lived assets. Recoverability of long-lived assets is assessed by comparison of the carrying amount of the asset to the estimated future net cash flows expected to be generated by the asset. If estimated future net cash flows are less than the carrying amount of the asset, the asset is impaired, and an expense is recorded in an amount required to reduce the carrying amount of the asset to its fair value. There was no impairment recognized for the years ended December 31, 2025 and 2024.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Major additions and improvements are capitalized, while maintenance and repairs that do not improve the utility or extend the lives of the respective assets are expensed. The carrying amounts of assets that are sold or retired, and the related accumulated depreciation, are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in the statements of operations and comprehensive loss in other expenses.

Leases

Under ASC Topic 842, a lease is a contract, or part of a contract, that conveys the right to control the use of identified property, plant or equipment for a period of time in exchange for consideration.  The Company primarily leases manufacturing plants, typically with office space, and equipment under lease agreements. The Company determines if an arrangement is a lease at inception. The Company elected an accounting policy by class of underlying asset to combine lease and non-lease components.

For leases with terms greater than 12 months, the Company records the related asset and obligation at the present value of lease payments over the term. Leases expire at various dates from 2026 through 2035, with varying renewal and termination options. The length of lease terms include options to extend or terminate the lease when it is reasonably certain such option will be exercised. The Company has certain leases that contain lease and non-lease components and has elected the practical expedient to account for these components as a single lease component.  The Company also made an accounting policy election to forego capitalization of leases with an initial term of 12 months or less.

Right-of-use (“ROU”) assets and lease liabilities are recognized based on the present value of lease payments over the lease term as of the commencement date. Because most of the Company’s leases do not provide an explicit or implicit rate of return, the incremental borrowing rate used is based on the information available at the commencement date in determining the present value of lease payments on an individual lease basis. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

The Company monitors events or changes in circumstances that change the timing or amount of future lease payments which results in the remeasurement of a lease liability, with a corresponding adjustment to the ROU asset. ROU assets for operating and financing leases are periodically reviewed for impairment losses under ASC 360-10, Property, Plant, and Equipment, to determine whether a ROU asset is impaired, and if so, the amount of the impairment loss to recognize. There was no impairment recognized for the years ended December 31, 2025 and 2024.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current period. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and on unutilized tax losses carried forward and measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recognized to the extent that the recoverability of deferred income tax assets is not considered more likely than not.

Management believes that there is appropriate support for the income tax positions taken and to be taken on income tax returns and that income tax receivables and accruals for tax liabilities are adequate for all open years based on an assessment of many factors, including past experience and interpretations of tax laws applied to the facts of each matter. Accordingly, a liability has not been recognized as a result of applying the applicable authoritative standards on accounting for uncertainty in income taxes as of December 31, 2025 and 2024.

Tax years 2022 through 2025 remain open to examination by the tax authorities under the statute of limitations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s subsidiary in China prepares their financial statements using the Chinese Yuan as the functional currency. Accordingly, the Company’s consolidated foreign currency translation gains and losses are included in accumulated other comprehensive loss. The consolidated translation loss included in equity amounted to ($28) and $8 for the years ended  December 31, 2025 and 2024, respectively. Deferred income taxes are not provided on currency translation adjustments as foreign earnings are considered to be permanently reinvested.

Investment in Joint Venture

The Company is part of a joint venture agreement with Tam-Mex, S.A. de C.V., a manufacturer located in Mexico City, Mexico, to market and distribute products in Mexico. The respective partners each own 50% of the corporate capital of the joint venture company, Royston Tammex S DE RL DE CV. The initial capital contribution to the joint venture by the Company was $31, which includes an initial capital contribution of $10, plus an additional $21 for 50% of the cost of start-up tooling. During 2024, the Company made an additional capital contribution of $414 of which $227 was repaid during 2025. The Company further received a dividend of $239 during 2025.  The Company has recognized $52 and $355 in income from the joint venture for the years ended December 31, 2025 and 2024, respectively.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

NOTE 2 - INVENTORIES

The components of inventories as of December 31, 2025 and 2024 are as follows:

	2025	2024

Raw materials	$19,412	$17,223
Work-in-process	5,200	5,572
Finished goods	8,332	8,800
	32,944	31,595
Less: Reserve for slow-moving, obsolete and damaged inventory	(3,163)	(3,112)
	$29,781	$28,483

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT, NET

Depreciation is computed for financial reporting purposes using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated using the straight-line method over the remaining life of the applicable lease when the life of the lease is less than the related useful life of the asset.

Property, plant and equipment as of December 31, 2025 and 2024, are as follows:

	2025	2024	Useful Lives

Leasehold improvements	6,841	4,674	2 - 15 years
Machinery and equipment	31,170	28,402	2 - 19 years
Trucks and autos	367	401	3 - 5 years
Computer equipment and software	2,673	971	2 - 5 years
Furniture, fixtures and other	587	574	2 - 10 years
Construction in progress	195	2,155
	41,833	37,177
Less - Accumulated depreciation	(21,404)	(18,860)
	$20,429	$18,317

Depreciation expense was $2,949 and $3,032 for the years ended December 31, 2025 and 2024, respectively.

NOTE 4 - INTANGIBLE ASSETS

The components of intangible assets as of December 31, 2025 and 2024 are as follows:

	2025	2024	Useful Lives

Trade names	$43,510	$43,510	15 years
Trade names	1,440	1,440	Indefinite
Proprietary manufacturing process	7,680	7,680	3 - 12 years
Customer relationships	67,480	67,480	3 - 15 years
	120,110	120,110
Less - Accumulated amortization - Trade Names	(22,044)	(19,143)
Less - Accumulated amortization - Proprietary manufacturing process	(5,145)	(4,537)
Less - Accumulated amortization - Customer Relationships	(34,196)	(29,687)
	$58,725	$66,743

Amortization expense was $8,018 and $8,084 for the years ended December 31, 2025 and 2024.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Estimated amortization expense, for the next five years and thereafter, as of December 31, 2025, is as follows:

Amount

2026	7,974
2027	7,974
2028	7,974
2029	7,974
2030	7,467
Thereafter	17,922
$57,285

NOTE 5 - GOODWILL

The carrying values of goodwill are reviewed at least annually for possible impairment or whenever events or changes in circumstances indicate that goodwill may be impaired. The Company first assesses qualitative factors in order to determine if goodwill is impaired. If, through qualitative assessment, it is determined that it is more likely than not that the goodwill is not impaired, no further testing is required. If it is determined that it is more likely than not that the goodwill is impaired, or if the Company elects not to first assess qualitative factors, the Company’s impairment testing continues with the estimation of the fair value of the reporting unit using a combination of a market approach and an income (discounted cash flow) approach, at the reporting-unit level. The estimation of the fair value of the reporting unit requires significant management judgment with respect to revenue and expense growth rates, changes in working capital, and the selection and use of an appropriate discount rate. The estimates of the fair value of reporting units are based on the best information available as of the date of the assessment. The use of different assumptions could increase or decrease estimated future discounted operating cash flows and could increase or decrease an impairment charge. Company management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as adverse business conditions, economic factors, and technological or competitive activities may signal that an asset has become impaired.

The Company identified its reporting units in conjunction with its annual goodwill impairment testing. The Company has a total of two reporting units that contain goodwill. The Company relies upon a number of factors, judgments, and estimates when conducting its impairment testing, including, but not limited to, the Company’s operating results, forecasts, anticipated future cash flows, and marketplace data. There are inherent uncertainties related to these factors and the judgments applied in the analysis of goodwill impairment.

The following presents information about the Company's goodwill on the dates or for the periods indicated:

	SignResource, LLC	Royston, LLC	Southern CaseArts	Total

Balance as at December 31, 2023
Goodwill	$26,049	$11,183	$502	$37,734
Goodwill acquired	$-	$-	$-	$-
Accumulated impairment losses	$(26,049)	$-	$-	$(26,049)
Balance as at December 31, 2024	$-	$11,183	$502	$11,685

Balance as at December 31, 2024
Goodwill	$26,049	$11,183	$502	$37,734
Goodwill acquired	$-	$-	$-	$-
Accumulated impairment losses	$(26,049)	$-	$-	$(26,049)
Balance as at December 31, 2025	$-	$11,183	$502	$11,685

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

NOTE 6 - LONG-TERM DEBT

Please refer to Note 14 - Subsequent Events, regarding the current status of debt.

Credit Agreement

On March 9, 2018, the Company entered into a credit agreement (the “Credit Agreement”) with a third-party lending institution, which included a Term Loan and a Revolving Credit Facility.  The Credit Agreement was amended on July 28, 2022 and again on July 27, 2023 as discussed in more detail below.   The Credit Agreement is collateralized by a security interest in substantially all of the present and future assets of the Company.

Term Loan

The Company's initial Term Loan of $50,000 with maturity date of March 9, 2023, was revised on July 27, 2018 with an increase to $60,000 and the maturity date extended to July 27, 2023.  On July 27, 2023, the Company refinanced its senior debt, extending the maturity date to July 27, 2026. The revised Term Loan’s principal amount was $60,000, repayable in quarterly installments, with a balloon payment of the remaining principal due at maturity.

The loan bears interest at a rate equal to the Base Rate or Adjusted Term Secured Overnight Financing Rate (SOFR) for such interest period, as stipulated in the executed Credit Agreement and selected by the Company, plus the applicable margin. SOFR is a reference rate that is used by parties in commercial contracts that is outside their direct control, established as an alternative to LIBOR.  The applicable margin is based on the Company’s senior leverage ratio as defined by the Credit Agreement. The interest rate for the Term Loan as of December 31, 2025 and 2024 was 6.97% and 8.47%, respectively. Interest on the Term Loan determined using the SOFR Rate is paid monthly or quarterly dependent on the rate periodically selected by the Company.

Revolving Credit Facility

The Credit Agreement includes a revolving credit facility (“Revolver”), initially set at a borrowing limit of $15,000. This limit was raised to $25,000 following an amendment to the agreement on July 27, 2018 and to $30,000 following another amendment to the agreement on July 27, 2023. There were $0 outstanding borrowings as of December 31, 2025 and 2024, respectively. Total available for additional borrowings under the Revolver was $28,655 and $28,730 as of December 31, 2025 and 2024, respectively. The maturity date for the Revolver is July 27, 2026.

All Base Rate Advances of the Revolving Credit and Swing Line shall bear interest at a per annum interest rate equal to the Base Rate plus the Applicable Margin. All Term SOFR Advances of the Revolving Credit bear interest for each Interest Period at a per annum interest rate equal to Adjusted Term SOFR for such Interest Period plus the Applicable Margin and all Quoted Rate Advances of the Swing Line shall bear interest at a per annum interest rate equal to the Quoted Rate plus the Applicable Margin, if any. Interest accruing at the Base Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate. Interest on the Revolver is payable monthly.

Subordinated Note

The Company obtained a Subordinated Note worth $13,000 on March 9, 2018, with an initial maturity date of March 9, 2025. This note was modified on July 27, 2018, increasing the note’s value to $30,000 and extending the maturity date to July 27, 2024. A second amendment to the Subordinated Note was made on July 27, 2023, extending the maturity date further to July 27, 2027, without any other significant alterations to the note. The note accrues interest at an annual rate of 11% on the outstanding principal, payable quarterly in arrears.  The balance of the Subordinated Note, including paid-in-kind interest, was $33,439 on December 31, 2025 and 2024.

The Company was in compliance with the debt covenants (as amended) for all reporting periods.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Derivatives and Hedging Activities

The Company is party to an interest rate swap agreement effective October 2023 to hedge the interest rate risk associated with the variable interest rates on a portion of its long-term debt.  The notional amount is $15,375 and $17,500 at December 31, 2025 and 2024, respectively, and is reduced quarterly through July 2026 to $13,500.  The fair value of the swap was not material at December 31, 2025 and 2024.

Letters of credit

As of December 31, 2025 and 2024, respectively, the outstanding letters of credit issued in terms of the credit agreement were $1,345 and $1,270. The beneficiaries are Hartford Fire Insurance Company, increasing from $830 to $905 and Great American Insurance Company $440.

The balances as of December 31, 2025 and 2024 were as follows:

	2025	2024

Term loan	$42,258	$51,290
Subordinated note	33,439	33,439
Less - unamortized deferred financing costs related to the term loan	(370)	(851)
	75,327	83,878
Less - current portion	(42,029)	(6,228)
	$33,298	$77,650

Scheduled maturities of the term loan, subordinated note, and revolving facility as of December 31, 2025, are as follows:

Amount

2026	42,258
2027	33,439
$75,697

NOTE 7 - LEASES

The following table presents the carrying value of leases and the classification within the consolidated balance sheet:

	Classification	2025	2024

Operating lease liabilities	Current	$3,785	$3,547
Operating lease liabilities	Non-current	$19,509	$23,599
Right-of-use asset, operating leases	Non-current	$21,727	$25,772
Finance lease liabilities	Current	$47	$35
Finance lease liabilities	Non-current	$64	$64
Right-of-use asset, finance leases	Non-current	$118	$97

The following summarizes the lease costs included within the consolidated statements of operations and comprehensive income. Substantially all of the lease expenses are recorded in cost of goods sold, with an insignificant amount recorded in selling, general and administrative expenses, for the years ended December 31, 2025 and 2024, respectively.

	2025	2024

Finance leases	$57	$41
Operating leases	$5,643	$5,766
Short-term leases	$608	$522

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Future minimum payments under noncancelable operating leases, due in each of the next 5 years and thereafter as of December 31, 2025, are as follows:

Year Ending:

2026	5,331
2027	5,319
2028	4,292
2029	2,464
2030	2,068
Thereafter	10,083
Total minimum lease payments	29,557
Less: Imputed interest	$(6,263)
$23,294

Future minimum payments under noncancelable finance leases, due in each of the next 5 years and thereafter as of December 31, 2025, are as follows:

Year Ending:

2026	56
2027	44
2028	21
Total minimum lease payments	121
Less: Imputed interest	$(10)
$111

	2025	2024
The following table presents additional information about lease obligations:
Weighted-average Operating lease term (years)	7.14	7.62
Weighted-average Operating lease discount rate	7.33%	7.49%
Weighted-average Finance lease term (years)	2.43	2.87
Weighted-average Finance Lease discount rate	7.73%	8.08%

	2025	2024
The following table presents supplemental cash flow information:

Cash paid for amounts included in measurement of lease liabilities
Operating cash flows for operating leases	$5,457	$5,456
Cash flows for finance leases	$54	$26

Right-of-use assets obtained in exchange for lease obligations (non-cash)
Operating leases	$86	$6,916
Finance leases	$66	$82

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company has 401(k) retirement savings plans covering substantially all domestic full-time employees.  These Plans were merged into one plan on August 1, 2023. The Company makes contributions to these plans based on employee contributions. Related expenses were $1,125 and  $938 for the years ended December 31, 2025 and 2024, respectively.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

NOTE 9 - LITIGATION

The Company is involved in various legal proceedings encountered in the normal course of business. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s financial position.

NOTE 10 - INSURANCE RESERVES

The Company has insurance policies for medical and workers’ compensation benefits that contain significant deductibles. The cost of general medical and workers’ compensation claims, up to the deductibles, is accrued annually based on actual claims reported plus estimated amounts for claims not reported. These estimates are based on historical information, along with certain assumptions about future events, and are subject to change as additional information becomes available. As of December 31, 2025 and 2024, the Company accrued $1,640 and $1,875, respectively, for general medical and workers’ compensation claims within accrued liabilities in the consolidated balance sheets.

NOTE 11 - INCOME TAXES

The major components of income tax provision are as follows:

	2025	2024

Current income tax provision:
Federal	$19	$2,869
State	415	401
Deferred income tax (benefit) provision:
Federal	3,082	(7,201)
State	328	(1,079)
	$3,844	$(5,010)

Reconcilition of effective tax rate:

Income tax provision at statutory rate	21.0%	21.0%
Increase (decrease) in income tax provision due to:
State and local taxes, net	4.3%	-10.0%
Permanent differences	-0.1%	0.8%
Change in valuation allowance	0.0%	-76.1%
Other	0.0%	0.2%
Total provision for income tax	25.2%	-64.1%

Total income tax (payable) receivable:
Federal	1,720	(209)
State	263	411
	$1,983	$202

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

Deferred income tax assets and liabilities result from differences between the carrying amount and the tax bases of the following:

	2025	2024

Deferred tax assets:
Inventories	$1,041	$901
Interest carryforward	3,060	3,740
Accrued expenses	619	265
Net operating losses	1,231	118
Intangibles	2,828	3,541
Lease liabilities	5,632	6,591
Capitalized research expenses	197	2,930
Other deferred tax assets	145	188
	$14,753	$18,274
Deferred tax liabilities:
Property and equipment	(3,862)	(3,064)
Right-of-use asset	(5,255)	(6,257)
Other deferred tax liabilities	(789)	(696)
	(9,906)	(10,017)
Net deferred tax assets	$4,847	$8,257

The Company recognizes the amount of taxes payable or refundable for the current year and recognizes deferred tax liabilities and assets for the expected future tax consequences of events and transactions that have been recognized in the Company’s financial statements or tax returns.

The Company's effective tax rate differs from the federal statutory rate primarily due to state income taxes.

The Company files tax returns in each jurisdiction where they are registered to do business. In the United States and many of the state jurisdictions, and in the foreign country where the Company files tax returns, a statute of limitations period exists. After a statute period expires, the tax authorities may no longer assess additional income tax for the expired period. In addition, the Company is no longer eligible to file claims for refund for any tax that it may have overpaid. Federal pre-tax NOL carryforwards at December 31, 2025 and December 31, 2024 were approximately $5.6 million and $0 for federal, respectively, and carryforward indefinitely. State pre-tax NOL carryforwards at December 31, 2025 and December 31, 2024 were approximately $1.1 million and $2.2 million and will begin expiring at various amounts and dates beginning in 2041.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company’s assets and liabilities. In assessing the recoverability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the period in which the temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Based on the cumulative historical income over the past three years and projected future income, management believes it is more likely than not that the Company will be able to realize the benefits of certain deferred income tax assets as of December 31, 2025.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted into law and includes significant changes to U.S. federal income tax law, including the permanent extension of certain provisions originally enacted under the Tax Cuts and Jobs Act, the restoration or expansion of favorable tax treatment for certain business deductions, and modifications to the limitation on the deductibility of business interest expense. The Company evaluated the provisions of OBBBA applicable to its operations, including, among other items, changes related to the limitation on business interest expense, accelerated depreciation for qualified property, and the timing of deductions for domestic research and experimentation expenditures. Based on the Company’s evaluation, the enactment of the OBBBA did not have a material impact on the Company’s net income tax provision for the year ended December 31, 2025.

NOTE 12 - STOCK OPTION PLAN

The Company has a stock-based incentive plan for directors and key employees, which is administered by the Company’s Board of Directors. Stock options vest upon a sale of the Company or upon an initial public offering of the Company in which the holders of shares of common stock of the Company achieve a minimum internal rate of return as determined by the Board of Directors and set forth in the stock option agreement of each holder. As of December 31, 2025 and 2024, no options have vested, and no related compensation expense has been recorded.

Stock options terminate 10 years after the effective date of grant. Outstanding stock options as of December 31, 2025 are as follows:

	Number of Options	Weighted- Average Exercise Price	Remaining Contractual Term

Balance at December 31, 2023	43,526

Options granted	3,000	$100	8.7 years
Options forfeited/reduced	(2,000)	100
Balance at December 31, 2024	44,526

Options granted	-
Options forfeited/reduced	-
Balance at December 31, 2025	44,526

Vested and unvested expected to vest at December 31, 2025	-
Exercisable at December 31, 2025	-

NOTE 13 - RELATED-PARTY TRANSACTIONS

As of December 31, 2025 and 2024, the Company was party to a management agreement with its majority shareholder. Under the agreement, the majority shareholder performs certain services for the Company including, but not limited to, consultation on corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings. Management fees expensed and paid during the years ended December 31, 2025 and 2024, were $769 and $753, respectively.  Management fees payable were $350 at December 31, 2025 and 2024, respectively.  The Company also receives management fees for similar services provided to a joint venture, Royston Tammex S DE RL DE CV. Management fees received during the years ended December 31, 2025 and 2024, were $255 and $641, respectively.

SRR Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025 and 2024

000's except share and per share data

NOTE 14 - SUBSEQUENT EVENTS

On March 24, 2026, subsequent to the balance sheet date, LSI Industries Inc. acquired the Company in a transaction accounted for as a business combination under ASC 805, Business Combinations.

In connection with the closing of the merger, all outstanding indebtedness of the Company was repaid in full in accordance with the terms of the Merger Agreement.

In accordance with ASC 855‑10‑25, the merger represents a nonrecognized subsequent event, as the conditions giving rise to the transaction did not exist as of the balance sheet date. Accordingly, the accompanying financial statements have not been adjusted to reflect the effects of the merger or the related extinguishment of debt.

The Company has evaluated subsequent events through May 6, 2026, the date these financial statements were available to be issued.